POTLATCH CORPORATION

                       MANAGEMENT PERFORMANCE AWARD PLAN










                                         Adopted: July 20, 1973
                                         Last Amended: March 1, 1996


                                                            Exhibit (10)(a)

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                              Potlatch Corporation
                       MANAGEMENT PERFORMANCE AWARD PLAN

1.   ESTABLISHMENT AND PURPOSE
     The Potlatch Corporation Management Performance Award Plan (the "Plan") was adopted on July 20, 1973, by the Board of Directors of Potlatch Corporation to provide meaningful financial rewards to those employees of Potlatch Corporation and its subsidiaries who are in a position to contribute to the achievement by Potlatch Corporation and its subsidiaries of significant improvements in profit performance and growth. Awards may first be made under the Plan in 1975 with respect to participation in the calendar year ending December 31, 1974.

2.   DEFINITIONS
     (a) "Potlatch" means Potlatch Corporation, a Delaware corporation.
     (b) "Subsidiary" means any corporation fifty percent (50%) or more of the voting stock of which is owned by Potlatch or by one or more of such corporations.
     (c) "Company" means Potlatch and its Subsidiaries
     (d) "Board of Directors" means the Board of Directors of Potlatch.
     (e) "Chairman" means the Chairman of the Board of Potlatch.
     (f) "Committee" means the committee which shall administer the Plan in accordance with Section 3.
     (g) "Employee" means a full-time salaried employee (including any Officer) of the Company.
     (h) "Organization Unit" means a major organizational component or profit center of the Company as determined pursuant to rules and regulations adopted by the Committee from time to time whose Employees are eligible to participate in the Plan.
     (i) "Officer" means any Employee who is an elected officer of the Company and who is the chief manager of an Organizational Unit.
     (j) "Award" means an award under the Plan.
     (k) "Participant" means any Employee actively employed by the Company during an Award Year in an Organizational Unit in a position designated as a participating position pursuant to rules and regulations adopted by the Committee from time to time.
     (l) "Year" means the calendar year.
     (m) "Award Year" means a Year subsequent to 1973 with respect to which Awards are made.

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3.   ADMINISTRATION OF THE PLAN
     The Plan shall be administered by the Executive Compensation and Personnel Policies Committee of the Board of Directors, or such other committee as may be designated and appointed by the Board of Directors, which shall consist of at least three (3) members of the Board of Directors. No member of the Committee shall be eligible to participate and receive Awards under the Plan while serving as a member of the Committee.
     In addition to the powers and duties otherwise set forth in the Plan, the Committee shall have full power and authority to administer and interpret the Plan, to establish procedures for administering the Plan, to adopt and periodically review such rules and regulations consistent with the terms of the Plan as the Committee deems necessary or advisable in order to properly carry out the provisions of the Plan, to receive and review an annual report to be submitted by the Chairman which shall describe and evaluate the operation of the Plan, and to take any and all necessary action in connection therewith. The Committee's interpretation and construction of the Plan and its determination of the amount of any Award thereunder shall be conclusive and binding on all persons. In making such determinations, the Committee is entitled to rely on information and reports provided by the Chairman.

4.   ELIGIBILITY AND PARTICIPATION
     Pursuant to rules and regulations adopted by the Committee, the Committee shall designate the Organization Units and the positions which are eligible to participate in the Plan.

5.   AWARDS
     Awards shall be determined in accordance with Sections 6, 7 and 8 and announced to Participants by April 15 following the close of the Award Year.

6.   DETERMINING THE ACTUAL CORPORATE FUND
     The total amount of Awards made to all Participants with respect to any award Year shall be determined pursuant to this section.
     (a) Standard Bonus Fund. There shall first be determined the Standard Bonus Fund for such Award Year. The Standard Bonus Fund shall be computed as follows:
          (i) The Standard Bonus for each Participant shall first be determined. A Participant's Standard Bonus shall be an amount equal to a percentage of the Participant's salary, based on the position to which the Participant is assigned, as determined in accordance with rules and regulations adopted by the Committee. If a Participant does not qualify as a Participant for the entire period of the applicable

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Award Year, the Standard Bonus will be prorated to reflect the number of full calendar months that the Employee was a participant.
          (ii) The sum of the Standard Bonuses for all Participants as determined under subparagraph (i) above shall constitute the amount of the Standard Bonus Fund.
          (iii) The Standard Bonus Fund for each Organization Unit shall be the sum of all Standard Bonuses for all Participants in such Organization Unit.
     (b) Performance Modifier. The Performance Modifier for each Award Year shall be a percentage determined pursuant to rules and regulations adopted by the Committee, based upon a comparison of the Company's profit performance with the profit performance of other major competitors. In its rules and regulations concerning the determination of the Performance Modifier, the Committee may take into consideration such financial measures of profit performance (including, without limitation, consolidated earnings per share and return on shareholder equity.)
     (c) Actual Corporate Fund. The Actual Corporate Fund for each Award Year shall be determined by multiplying the amount of the Standard Bonus Fund by the Performance Modifier, in accordance with rules and regulations adopted by the Committee. Such Modifier may range from a minimum of zero to a maximum of two hundred percent (200%). The Actual Corporate Fund shall be represented by a bookkeeping entry only and no employee of the Company shall have any vested right therein.
     (d) Limits on Award Payments. Notwithstanding any other provision of the Plan, the Board of Directors may, in its sole discretion, determine limits on the amount and alter the time and form of payment of Awards with respect to an Award Year if any of the following conditions occurs: (i) Potlatch does not declare cash dividend with respect to its common stock during such Award Year, or (ii) the Actual Corporate Fund determined pursuant to Section 6 (c) for such Award Year exceeds four percent (4%) of Potlatch's consolidated net earnings, before taxes, for such Award Year.

7.   ALLOCATING THE ACTUAL CORPORATE FUND AMONG ORGANIZATION
     UNITS
     The Chairman shall determine the basis for allocating the Actual Corporate Fund for each Award Year among the Organization Units, taking into account the relative size of each Organization Unit (determined with reference to the Standard Bonus Fund for such Organization Unit) and the performance of the Organization Unit in relation to its budgets; its progress toward long-term goals; its attainment of social, employee relations and other objectives; and recognizing the influence of any important unforeseen and uncontrollable circumstances.

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8.   DETERMINING INDIVIDUAL AWARDS
     Each Officer shall determine the amount of the Award to each Participant who is assigned to such Officer's Organization Unit (except the Officer's own Award) by prescribing the basis for allocating such Organization Unit's portion of the Actual Corporate Fund among the Participants employed in such Organization Unit, taking into account the amount of the Participant's Standard Bonus and the Participant's individual performance. Each Participant's Award shall be subject to review by and approval of the Chairman.

9.   FORM AND TIME OF PAYMENT OF AWARDS
     (a) All Awards under the Plan earned on and after January 1, 1996, shall be paid in a combination of cash and whole shares of the Company's common stock in a ratio determined by the Committee at the time Awards are announced in accordance with Section 5, or as soon thereafter as reasonably practicable. The number of shares of common stock shall be determined by dividing the dollar value of the portion of the Award allocated as stock by the closing price of the Company's common stock on the date of the Committee meeting at which the Award payments are approved; Award amounts shall be prorated for the portion of the Award Year the employee was an eligible Participant pursuant to the rules and regulations adopted by the Committee from time to time. A Participant who is dismissed shall be entitled to receive an Award only to the extent permitted pursuant to the rules adopted by the Committee.
     (b) Notwithstanding the foregoing, a Participant may elect to defer receipt of payment of all or significant portions of future Awards until after termination of employment pursuant to rules and regulations adopted by the Committee. However, if the payment of the Award would cause the Participant's annual compensation to exceed the amount deductible under the Internal Revenue Code, the Participant will be required to defer receipt of the portion of the Award that would be non-deductible in the Award year until after termination of employment. Such rules and regulations shall establish procedures for the Committee, at its discretion, to accelerate the schedule of payments for deferred Awards.
     (c)  The cash portion of an Award, the payment of which is deferred under
(b) above, shall be credited with additional amounts during the period of deferral commencing on the first day of the month coinciding with or next following the date Awards are normally paid pursuant to Paragraph (a) above, and continuing during the period of deferral up to the last day of the month in which the amounts deferred hereunder are paid, and payable at the time that the deferred Awards are paid. Such additional amounts shall be computed at seventy percent (70%) of the higher of the following averages during the period of deferral: (i) the prime rate charged by the major com-

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mercial banks as of the first business day of each calendar month (as reported in an official publication of the Federal Reserve System), or (ii) the average monthly long-term rate of A rated corporate bonds (as published in Moody's Bond Record), and shall be compounded annually. Notwithstanding the foregoing, in no event shall such additional amount exceed the maximum interest rate allowable by law.
     (d)  The stock portion of an Award, the payment of which is deferred under
(b) above, shall be converted into full and fractional stock units equal to the number of shares the Participant would have received if the Award had not been deferred.
          On each dividend payment date, dividend equivalents shall be credited to each full and fractional stock unit to the extent such stock unit was in the Participant's deferred account on the dividend record date immediately preceding the applicable dividend payment date. Such dividend equivalents shall be converted into stock units as of the dividend payment date by dividing the amount of the dividend equivalents by the closing price of the Company's common stock on the dividend payment date.
          In the event of a change in the number of outstanding shares of the Company's common stock by reason of a stock split, stock dividend, reclassification or other distribution of shares or other similar changes in the capitalization of the Company, an appropriate adjustment shall be made in the number of each participant's stock units determined as of the date of such occurrence.

10.  SPECIAL AWARDS FUND
     (a) Creation of the Fund. A Special Awards Fund shall be established with respect to each Award Year in an amount determined by the Committee but not to exceed ten percent (10%) of the Standard Bonus Fund for such Award Year. The Special Awards Fund shall be represented by a bookkeeping entry only and no employee of the Company shall have any vested right therein.
     (b) Eligibility. Awards may be made in a total amount equal to the Special Awards Fund to those Employees of the Company who are not Participants with respect to such Award Year, but who in the judgment of an Officer have made outstanding contributions to the success of the Company.
     (c) Selection. After the close of the Award Year, recipients of Awards under the Special Awards Fund shall be selected by the Chairman upon the recommendation of an Officer. The amount of each individual's Award under the Special Awards Fund shall be determined by the Chairman upon the recommendation of an Officer and shall fall within a range set forth in rules and regulations adopted by the Committee, expressed as minimum and maximum percentages of base annual salary paid. Awards under the Special Awards Fund shall be announced by April 15 following the Award Year.

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     (d)  Payment. Awards under the Special Awards Fund shall be paid in full in cash at the time the Award is announced or as soon as reasonably practicable thereafter.
     (e) Unused Funds. Any part of the Special Awards Fund created with respect to any Award Year which is not used to make Awards with respect to such Award Year may be transferred to the Actual Corporate Fund in accordance with the rules and regulations established by the Committee, but any unused funds shall not be carried forward to any future Award Year.

11.  NO ASSIGNMENT OF INTEREST
     The interest of any person in the Plan or in payments to be received pursuant to it shall not be subject to option or assignable either by voluntary or involuntary assignment or by operation of law, and any act in violation of this section shall be void.

12.  EMPLOYMENT RIGHTS
     The selection of an Employee as a Participant shall not confer any right on such Employee to receive an Award under the Plan or to continue in the employ of the Company or limit in any way the right of the Company to terminate such Participant's employment at any time.

13.  AMENDMENT OR TERMINATION OF THE PLAN
     The Board of Directors may amend, suspend or terminate the Plan at any time; provided, however, that any amendment adopted or effective on or after July 1, in any Award Year which would adversely affect the calculation of a Participant's Award or the Participant's eligibility for an Award for such Award Year shall be applied prospectively from the date the amendment was adopted or effective, whichever is later; provided, further that if the Plan is terminated effective on or after July 1 in any Award Year such termination shall not adversely affect any Participant's eligibility for a pro rata share of an Award for the period of such Award Year prior to the date the termination was adopted or effective, whichever is later, subject to all other applicable terms and conditions of the Plan. In the event of termination of the Plan, Awards deferred under Section 9(b) shall be paid at such times and in such amounts as provided in Section 9(b) and the rules and regulations adopted by the Committee.

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